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Exhibit 21.1

LAREDO PETROLEUM, INC.
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Laredo Gas Services, LLC	Delaware
Laredo Petroleum Texas, LLC	Texas
Laredo Petroleum—Dallas, Inc.	Delaware

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  Exhibit 21.1
LAREDO PETROLEUM, INC. LIST OF SUBSIDIARIES